U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 3

      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section 17(a) of the Public Utility Holding Company Act of 1935 or
    Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     SJ Strategic Investments, LLC
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   (Last)                            (First)              (Middle)

     340 Edgemont Avenue, Suite 500
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    (Street)

     Bristol,                          TN                   37620
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   (City)                            (State)                (Zip)


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2.   Date of Event Requiring Statement (Month/Day/Year)

     February 18, 2003
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Novavax, Inc.  (NVAX)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                           3. Ownership Form:
                            2. Amount of Securities             Direct (D) or
1. Title of Security           Beneficially Owned               Indirect (I)           4. Nature of Indirect
                                                                                         Beneficial Ownership
   (Instr. 4)                  (Instr. 4)                       (Instr. 5)                (Instr. 4)
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

Common Stock                     5,757,000                       (1)                  (1)
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

*    If the Form is filed by more than one Reporting  Person, see Instruction
     5(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

Table II -- Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                       5. Owner-
                                                  3. Title and Amount of Securities                       ship
                                                      Underlying Derivative Security                      Form of
                         2. Date Exercisable                 (Instr. 4)                                   Derivative
                            and Expiration Date     ---------------------------------    4. Conver-       Security:
                            (Month/Day/Year)                               Amount           sion or       Direct      6. Nature of
                         ----------------------                            or               Exercise      (D) or         Indirect
                         Date       Expira-                                Number           Price of      Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative    (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security      Instr. 5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation  of  Responses:
(1) Shares are owned directly by SJ Strategic Investments, LLC ("SJSI"), a ten percent owner of the issuer and indirectly by John M. Gregory, as the Managing Member of SJSI and due to his financial interests in SJSI. Joan P. Gregory is the indirect beneficial owner of a portion of the shares held by SJSI due to her financial interest in SJSI.


SJ Strategic Investments, LLC

 /s/John M. Gregory                                     February 26, 2003
 -------------------------------------------            ------------------------
   Managing Member,                                             Date
   SJ Strategic Investments, LLC
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION


Name:                      John M. Gregory

Address:                   340 Edgemont Avenue, Suite 500
                           Bristol, TN 37620

Designated Filer:          SJ Strategic Investments, LLC

Issuer & Ticker
Symbol:                    Novavax, Inc. (NVAX)

Date of Event
Requiring Statement:       February 18, 2003


Signature: /s/ John M. Gregory
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                                Page 3 of 4 pages

                             JOINT FILER INFORMATION


Name:                      Joan P. Gregory

Address:                   340 Edgemont Avenue, Suite 500
                           Bristol, TN 37620

Designated Filer:          SJ Strategic Investments, LLC

Issuer & Ticker
Symbol:                    Novavax, Inc. (NVAX)

Date of Event
Requiring Statement:       February 18, 2003





Signature: /s/ Joan P. Gregory
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